Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          AMCAST INDUSTRIAL CORPORATION

          -----------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                          AMCAST INDUSTRIAL CORPORATION

          -----------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Rules O-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     1)  Title of each class of securities to which transaction applies:

         --

     2)  Aggregate number of securities to which transactions applies:

         --

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:

         --

     4)  Proposed maximum aggregate value of transaction:
         --

/ / Check box if any of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                           [AMCAST CORPORATION LOGO]
                             INDUSTRIAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD DECEMBER 13, 1995

To the Shareholders of Amcast Industrial Corporation:

     The Annual Meeting of Shareholders of Amcast Industrial Corporation will be held at the Company's Corporate Center, Washington Park I, 7887 Washington Village Drive, Dayton, Ohio, 45459, on Wednesday, December 13, 1995, at 10 a.m., E.S.T., for the purpose of considering and voting upon:

     1.   Election of three directors to serve for a term of three years;

     2. Adoption of proposed amendment to the Company's 1989 Stock Incentive Plan increasing the maximum number of shares for which awards may be granted from 800,000 to 1,200,000;

     3. Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 1996; and

     4. Transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors of the Company has fixed the close of business on October 13, 1995, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. FOR THAT REASON WE ASK THAT YOU PLEASE MARK, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. GIVING THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                             By Order of the Board of Directors


                                             Denis G. Daly, Secretary

Washington Park I
7887 Washington Village Drive
Dayton, Ohio  45459
November 7, 1995

                           [AMCAST CORPORATION LOGO]
                             INDUSTRIAL CORPORATION

                     PROXY STATEMENT FOR 1995 ANNUAL MEETING

                               GENERAL INFORMATION

     This proxy statement is furnished to shareholders of Amcast Industrial Corporation, an Ohio corporation (hereinafter the "Company"), in connection with the solicitation by its Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held on December 13, 1995, and any adjournment thereof. The Company has one class of shares outstanding; namely Common Shares, of which there were 8,558,125 outstanding at the close of business on October 13, 1995. The close of business on October 13, 1995, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, and each such shareholder is entitled to one vote per share.

     All Common Shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board of Directors' recommendations. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by voting in person at the meeting, by delivering to the Company a later dated proxy, or by giving notice to the Secretary of the Company in writing or in open meeting but without affecting any vote previously taken.

     The presence, in person or by properly executed proxy, of the holders of a majority of the Company's outstanding shares is necessary to constitute a quorum at the Annual Meeting. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for the purpose of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Abstentions will be treated as votes cast on a particular matter as well as shares present at the Annual Meeting. Where nominee shareholders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners of such shares ("Broker Nonvotes"), such Broker Nonvotes will not be treated as either votes cast or shares present.

     This proxy statement and the accompanying form of proxy were first mailed to shareholders on or about November 7, 1995.

                              ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Each class is comprised of three directors, and one class is elected at each Annual Meeting of Shareholders for a term of three years.

     At the 1995 Annual Meeting, shareholders will elect three directors who will hold office until the Annual Meeting of Shareholders in 1998. The board has nominated Walter E. Blankley, William G. Roth, and John H. Shuey for election as directors at the 1995 Annual Meeting.

     It is the intention of the proxy agents named in the accompanying proxy to vote such proxy for election of Messrs. Blankley, Roth, and Shuey. Should any of them be unable to accept the office of director, an eventuality that is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board of Directors.

     Set forth below is information about the three nominees for election as a director and the directors whose terms of office will continue after the 1995 Annual Meeting. Messrs. Blankley, Roth, and Shuey are presently directors and are nominated to succeed themselves.

Nominees for a Term of Office Expiring in 1998

WALTER E. BLANKLEY, age 60, has been a director of the Company since February 1994. Mr. Blankley has been Chairman and Chief Executive Officer of Ametek, Inc. (manufacturer of electrical motor blowers, precision instruments, and engineered industrial materials) since April 1993. Mr. Blankley also served as President and Chief Executive Officer of Ametek, Inc. from April 1990 to April 1993, and from April 1982 to April 1990 as Senior Vice President. Mr. Blankley is a director of Ametek, Inc. and CDI Corporation.

WILLIAM G. ROTH (Retired), age 57, has been a director of the Company since December 1989. Mr. Roth was Chairman of Dravo Corporation (a natural resource company producing lime and construction aggregates) from June 1987 to April 1994, and from June 1987 to January 1990 Chairman and Chief Executive Officer. From May 1985 until February 1987, Mr. Roth was President and Chief Operating Officer of American Standard, Inc. Mr. Roth is a director of Dravo Corporation and Teknowledge Corporation.

JOHN H. SHUEY, age 49, has been President and Chief Executive Officer of the Company since March 1995 and a director since March 1994. Mr. Shuey was President and Chief Operating Officer from December 1993 to March 1995. Mr. Shuey was Executive Vice President of the Company from February 1991 to December 1993. From 1986 to 1991, Mr. Shuey was Senior Vice President, Finance and Chief Financial Officer at AM International (producer of business graphics equipment used in preparation and reproduction of information).

Directors Continuing in Office Until 1997

IVAN W. GORR (Retired), age 66, has been a director of the Company since February 1990. Mr. Gorr was Chairman and Chief Executive Officer of Cooper Tire & Rubber Company (a manufacturer of tire and rubber products) from 1989 to 1995. Mr. Gorr is a director of Cooper Tire & Rubber Company, OHM Corporation, Fifth Third Bancorp, and Arvin Industries, Inc., and Borg-Warner Automotive, Inc.

PETER H. FORSTER, age 53, has been a director of the Company since May 1988. Mr. Forster has been Chairman since April 1988 and Chief Executive Officer since April 1986 and served as President from April 1988 until September 1995 of DPL Inc. (a holding company whose principal subsidiary is The

Dayton Power and Light Company). Mr. Forster has been Chairman of The Dayton Power and Light Company since April 1988 and served as its President and Chief Executive Officer prior thereto. Mr. Forster is also a director of DPL Inc., Bank One, Dayton, NA, and Comair Holdings, Inc.

LEO W. LADEHOFF (Retired), age 63, has been a director of the Company since 1978, Chairman of the Board of the Company since December 1980, and served as Chief Executive Officer from May 1979 to March 1995. Mr. Ladehoff was also President of the Company from December 1978 until November 1986, and from September 1990 to December 1993. Mr. Ladehoff is also a director of Society National Bank and Hobart Brothers Company.

Directors Continuing in Office Until 1996

JAMES K. BAKER, age 63, has been a director of the Company since December 1993. Mr. Baker has been Chairman of Arvin Industries, Inc. (a leading manufacturer of automotive emission and ride control systems) since 1986, and from 1986 to 1993 served as Chairman and Chief Executive Officer. Mr. Baker is also a director of Arvin Industries, Inc., NBD Bank, PSI Resources, Inc., Tokheim Corporation, The Geon Company, and Calspan SRL.

GENERAL EARL T. O'LOUGHLIN, USAF (Retired), age 65, has been a director of the Company since December 1987. General O'Loughlin was the Commander of the United States Air Force Logistics Command at Wright-Patterson AFB, Ohio, from September 1984 until August 1987. General O'Loughlin is also a director of KRUG International Corp., Fleet Aerospace, Inc., Price Brothers Company, and Huron Community Bank.

R. WILLIAM VAN SANT, age 57, has been a director of the Company since October 1993. Since December 1991, Mr. Van Sant has been Chairman and Chief Executive Officer of Lukens, Inc. (a leading specialty steel producer) and from October 1991 to December 1991, he was President and Chief Operating Officer. Mr. Van Sant is also a director of Lukens, Inc. From 1987 to 1991, Mr. Van Sant was employed by Blount, Inc. where he last held the position of President and Chief Executive Officer.

Certain Information Concerning the Board of Directors

     There were six meetings of the Board of Directors during fiscal 1995. The Board of Directors has four standing committees (the number of meetings of each committee in fiscal 1995 is shown in parentheses): Executive Committee (0), Audit Committee (2), Compensation Committee (5), and Pension Review Committee
(1).

     The Executive Committee (Messrs. Ladehoff (Chairman), Baker, Forster, and
Roth) is authorized, in intervals between meetings of the Board of Directors, to exercise all the powers of the board with the exception of filling vacancies on the board or any board committee. The Committee also reviews and makes recommendations to the board concerning the performance, development, and succession of executive personnel, and the composition, organization, and operation of the Board of Directors. The nonemployee directors of the Executive Committee act as a nominating committee for directors and will consider candidates recommended for nomination by shareholders. If a shareholder desires to recommend to this Committee a person to consider for nomination, the shareholder should give written notice to the Secretary of the Company, at the Company's principal executive office, Washington Park I, 7887 Washington Village Drive, Dayton, Ohio, 45459, at least 120 days before the date of the meeting of shareholders at which directors are to be elected. Such notice should state the name, age, business, and residence address of the proposed candidate, and the principal occupation or employment of the proposed candidate.

     The Audit Committee (Messrs. Gorr (Chairman), Baker, and O'Loughlin) meets with Company personnel and with representatives of Ernst & Young LLP, the Company's independent auditors, to consider and review internal accounting controls and matters relating to the annual audit of the Company's financial statements. The Committee also monitors compliance with the Company's conflicts of interests and business ethics policy and annually recommends to the board the appointment of independent auditors.

     The Compensation Committee (Messrs. Roth (Chairman), Forster, and Van Sant) reviews the Company's compensation plans for officers and key employees and acts in an advisory capacity to the Board of Directors in all matters relating to compensation of officers.

     The Pension Review Committee (Messrs. Forster (Chairman), Blankley, O'Loughlin, and Shuey) reviews the administration of retirement plans, investment manager and trustee performance, and the results of independent audits of plan financial statements.

     During fiscal 1995, each director attended 75 percent or more of the total number of meetings of the Board of Directors and the Committees on which he served.

     Each nonemployee director receives a monthly fee of $1,000 for services as a director and $750 for each meeting of the Board of Directors that he attends. A fee of $500 ($600 for committee chairman) is paid for each committee meeting attended. A director may elect to defer receipt of fees payable to him and may specify whether the deferred amounts are to be in the form of cash or share equivalents. Interest or dividend equivalents are paid by the Company on amounts that are deferred. Payment of deferred amounts commences after the director ceases to be a director or on an earlier date specified by him.

     The Company's 1989 Director Stock Option Plan, approved by shareholders in December 1988, provides that options to purchase up to a maximum of 120,000 shares may be granted to directors who are not employed by the Company. Under the plan, each nonemployee director, who is a director of the Company on the first business day of January of each year, is automatically granted an option to purchase 1,500 shares at an option price per share equal to the fair market value of a share on the date of grant. Options become exercisable one year after grant.

     In fiscal 1995, and in connection with his retirement as an employee of the Company, the Company has entered into an agreement with Mr. Ladehoff which provides for his continued availability to the Company on a consulting basis for a period of two years and which supersedes his previous employment agreement. The current agreement continues the provision of the previous agreement which provides that Mr. Ladehoff or his heirs will be paid $84,000 per year for a ten-year period beginning with his date of retirement. The agreement also provides that Mr. Ladehoff will receive an annual payment of $74,700 as an addition to his pension payment, the continuance of rights granted to him by resolution of the Board of Directors in 1992 to cash payments in regard to tax obligations to be incurred upon the exercise of certain options granted as incentive stock options but converted to nonqualified stock options, the extension of the exercise period of certain stock options, health and life insurance under the Company's plans until December 31, 1997, and the waiver of the application of the provisions of the Company's Long-Term Incentive Plan in regard to proration of payment upon retirement. Under the terms of the agreement, Mr. Ladehoff agrees to refrain from competition with the Company or disclosure of any of the Company's trade information for a period of five years following the date of his retirement.

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10 percent of the Company's common shares to file an initial ownership report with the Securities and Exchange Commission and a monthly or annual report listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 1994 through August 31, 1995 have been met except that one monthly report relating to one transaction by Mr. O'Loughlin and three monthly reports relating to three transactions by Mr. Watts were inadvertently filed after the due date.


SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     Set forth in the table below is information as of October 13, 1995, with respect to the number of Common Shares of the Company beneficially owned by each director, nominee for director and certain executive officers of the Company and by all directors, nominees and executive officers as a group. For purposes of this table, an individual is considered to "beneficially own" any Common Shares
(A) over which he exercises sole or shared voting or investment power or (B) over which he has the right to acquire beneficial ownership at any time within 60 days after October 13, 1995.

                                                     (A)                       (B)
                                              NUMBER OF SHARES,
                                           INCLUDING OPTION SHARES         OPTION SHARES
                                             SHOWN IN COLUMN (B),          WHICH MAY BE
                                           BENEFICIALLY OWNED AS OF      ACQUIRED WITHIN 60
      INDIVIDUALS OR GROUP                     10/13/95 (1) (2)           DAYS OF 10/13/95
      --------------------                 ------------------------      ------------------
James K. Baker                                      2,300                       1,500
Dennis A. Bertram                                  26,327                      17,159
Walter E. Blankley                                  1,500                           0
David L. Ewing                                     22,822                      14,372
Peter H. Forster                                   10,000                       6,000
Ivan W. Gorr                                        6,500                       4,500
Leo W. Ladehoff                                   222,691                     110,740
Earl T. O'Loughlin                                  5,900                       1,500
William G. Roth                                    15,500                       6,000
John H. Shuey                                      58,062                      30,245
R. William Van Sant                                 2,000                       1,500
Douglas D. Watts                                    4,417                       3,647

Directors, nominees, and executive
officers as a group (20 persons)                  451,395                     231,588
--------------------------------------------------------------------------------------------

---------------
(1) Unless otherwise indicated, voting power and investment power are exercised solely by the named individual or are shared by such individual and his immediate family members.

(2) Mr. Ladehoff beneficially owns 2.5% of the outstanding Common Shares. No other director or officer owns in excess of 1.0% of the Common Shares. Directors, the nominees and executive officers as a group own 5.1% of the Common Shares. Percentages are calculated on the basis of the number of shares outstanding at October 13, 1995, plus the number of shares subject to outstanding options held by the individual or group which are exercisable within 60 days thereafter.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

PHILOSOPHY. The Company's executive compensation program is based on two objectives: provide market-competitive compensation opportunities and create a strong link among the interests of the shareholders, the Company's financial performance, and the total compensation of the Company's executive officers.

     The Compensation Committee of the Board of Directors (the "Committee") consists of three board members, none of whom is a past or present employee of the Company. The Committee meets periodically and reviews executive compensation and makes recommendations to the board.

     There are three components to the Company's executive compensation program: annual salary, annual incentive compensation, and long-term incentive compensation. Base salary and all forms of incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the industry.

SALARIES. Base salaries are targeted at the midpoint of competitive data as measured by Towers, Perrin, Forster & Crosby and other similar services. Individual variability is based on performance as determined through annual performance reviews using the following factors, among others: ability to plan, organize, direct, control, solve problems, communicate, work with others, work commitment, and experience. Adjustments are considered periodically, based upon general movement in external salary levels, individual performance and potential, and changes in the position's duties and responsibilities. Mr. Ladehoff was Chief Executive Officer for 16 years until March 1995, and his salary during fiscal 1995 fell within the range of competitive practice for chief executive officers of similar businesses. Mr. Shuey has been Chief Executive Officer since March of 1995. His fiscal 1995 compensation is within the competitive range for chief executive officers in similar circumstances. For other Named Executive Officers, the Company paid at or near the midpoint during fiscal 1995.

ANNUAL INCENTIVES. Annual incentives for Named Executive Officers (other than Mr. Ladehoff and Mr. Shuey) are targeted at industrial comparative norms, but paid on the basis of pre-set percentages of Return on Equity (ROE) for the Company established by the board, as applied to corporate officers, and Return on Net Assets (RONA) of the business units involved, as applied to officers of divisions or subsidiaries also established by the board. Performance by the Company or a specific division or subsidiary at below pre-set levels results in the elimination of annual incentive awards for the responsible officers. Mr. Ladehoff's 1995 annual incentive payment of $200,000 was established specifically by the board, based on the board's evaluation of Company performance for fiscal 1995. The major factors considered in evaluating Company performance in regard to Mr. Ladehoff's 1995 annual incentive payment were the Company's earnings compared to the prior year and the 1995 plan, progress in implementing corporate strategy, and performance of the common share price for the year. Each of these factors received approximately equal weight. Mr. Shuey's 1995 annual incentive payment of $150,000 was also established specifically by the board, based on the board's evaluation of Company performance for fiscal 1995. As in the case of Mr. Ladehoff, the major factors considered in evaluating Company performance in regard to Mr. Shuey's 1995 annual incentive payment were the Company's earnings compared to the prior year and the 1995 plan, progress in implementing corporate strategy, and performance of the common share price for the year. Each of these factors received approximately equal weight.

     The Company's earnings exceeded those of the immediate prior year and the 1995 plan. The common share price at year end performed very well in relation to its peer group and progress in the implementation of corporate strategy has been excellent. In the judgment of the Committee, performance in relation to all of the listed factors met or exceeded expectations.

LONG-TERM INCENTIVES. Long-term incentives are provided under the Long-Term Incentive Plan ("LTIP"). The LTIP provides for grants of two types, stock options and cash.

     Stock option grants are awarded to the Named Executive Officers, including Mr. Shuey, under the LTIP. Mr. Ladehoff received a grant of stock options under the Company's 1989 Stock Incentive Plan not in connection with the LTIP. The grant of stock options to senior executives provides additional compensation and more strongly aligns their interest with those of the shareholders. Stock option grants are of a number of shares which could be purchased at market value on the day of the grant for a sum equal to the percentage of the Named Executive Officer's salary as designated under the LTIP. Mr. Ladehoff's grant was specifically established by the board. Neither Mr. Ladehoff, Mr. Shuey, nor any of the Named Executive Officers will realize a benefit from the options unless and until the market price of the Company's Common Shares increases.

     Target cash awards, used to purchase common shares, are awarded to Named Executive Officers, including Mr. Shuey, and until 1995, based on a percentage of each participant's salary as determined by the board at the time of the grant. Payouts, if they occur, are based on the achievement by the Company of percentages of ROE averaged over a three-year period established by the board at the time of the grant. Participants first become eligible for payments three years after the date of grant. In 1995, the grants issued in fiscal 1992 matured. The Company's average ROE during the period was 12.93 percent. The cash payoffs under the fiscal 1992 grants were therefore 98.25 percent of the original grant.

STOCK OWNERSHIP GUIDELINES. The Company believes that it is important for executive officers to acquire a substantial ownership position in the Company. In this way, they will bear the same type of risks as are typically incurred by shareholders, and their interests will be more closely aligned with those of shareholders. Significant stock ownership focuses the executives' attention on managing the Company as equity owners.

     Stock ownership guidelines were therefore established for executive officers in 1995. Executives are expected to reach ownership levels of Company stock equal in value to between one and four times their base salary. Executives are expected to show significant annual progress and to reach such level in a five- year period.

     The Committee believes that the above compensation plans compensate executives appropriately and competitively.

                                            Respectfully submitted,

                                            COMPENSATION COMMITTEE


                                            William G. Roth, Chairman
                                            Peter H. Forster
                                            R. William Van Sant

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table presents, for fiscal years ended August 31, 1995, 1994, and 1993, the compensation earned by the five most highly compensated executive officers of the Company (the "Named Executive Officers") for services in all capacities to the Company and its subsidiaries during such years.

                                            SUMMARY COMPENSATION TABLE

                                                                           Long Term Compensation
                                                                         --------------------------
                                                                           Awards         Payouts
                                                                         ------------    ----------
                                                                           Shares
                                               Annual Compensation       Underlying
           Name and                          ------------------------      Options         LTIP           All Other
      Principal Position            Year       Salary        Bonus       Granted(4)       Payouts      Compensation(5)
-------------------------------    ------    ----------    ----------    ------------    ----------    -----------------
LEO W. LADEHOFF................     1995      $415,000      $200,000             0        $383,175         $2,465
CHAIRMAN OF THE BOARD (1)           1994      $415,000      $275,000        18,813        $      0         $1,974
                                    1993      $415,000      $250,000        28,620        $      0         $1,340

JOHN H. SHUEY..................     1995      $282,365      $150,000         9,600        $129,002         $2,429
PRESIDENT & CHIEF                   1994      $224,461      $117,417         7,579        $      0         $1,960
EXECUTIVE OFFICER (2)               1993      $186,875      $ 80,068         9,566        $      0         $1,309

DAVID L. EWING.................     1995      $157,596      $ 67,909         5,473        $ 70,052         $1,543
PRESIDENT                           1994      $148,799      $ 69,432         5,520        $      0         $1,273
AMCAST FLOW CONTROL                 1993      $133,000      $ 65,910         5,379        $      0         $  840

DOUGLAS D. WATTS...............     1995      $155,000      $ 61,448         3,647        $      0         $  698
VICE PRESIDENT, FINANCE (3)

DENNIS A. BERTRAM..............     1995      $150,000      $ 26,100         5,294        $ 58,950         $2,557
SENIOR VICE PRESIDENT, OPERATIONS   1994      $136,442      $ 47,088         5,403        $      0         $2,018
AMCAST AUTOMOTIVE                   1993      $125,833      $ 20,000         6,462        $      0         $1,309

--------------
(1) Mr. Ladehoff retired as Chief Executive Officer of the Company on March 23, 1995, and retired from full-time employment with the Company on August 31, 1995.

(2)  Mr. Shuey became Chief Executive Officer of the Company on March 23, 1995.

(3)  Mr. Watts became Vice President, Finance, on August 30, 1994.

(4) Number of shares subject to options granted under the terms of the Long-Term Incentive Plan for the period presented.

(5) Reflects dollar value of Company contributions of common shares to officer accounts in defined contribution plans which are available to all salaried employees of the Company.

CERTAIN EMPLOYMENT ARRANGEMENTS

     The Company has entered into severance agreements with Messrs. Shuey, Watts, Ewing, Bertram, and other officers and key managers of the Company. Under these agreements, each employee is entitled to severance benefits if his employment with the Company is terminated within two years of a change of control of the Company (as defined in the agreement) either by the employee for good reason or by the Company for any reason other than cause, disability, normal retirement, or death. In the event of a covered termination, severance benefits include a payment equal to one or two times the employee's salary and recent incentive award, depending on the employee's position and length of service with the Company, and in the case of Mr. Shuey, three times his salary and recent incentive award and an additional payment to offset any additional taxes which may be payable by him in the event that any of the payments made to him by the Company (whether or not made pursuant to the terms of this agreement) as a result of a change of control of the Company may be deemed to be an "excess parachute payment" under the U.S. Internal Revenue Code. The agreements also provide for the payment of the cash value of the outstanding options in cancellation of the options and the continuance of life and health insurance coverage until the earlier of the employee becoming eligible for coverage by a subsequent employer or the expiration of two years. The agreements also protect the Company against the disclosure of confidential information and, in certain circumstances, require the employee to pay the Company 20 percent of the compensation received from a subsequent employer.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the grant of stock options under the Company's 1989 Stock Incentive Plan to the Named Executive Officers during fiscal 1995.

                                            OPTION GRANTS IN FISCAL 1995

                                   INDIVIDUAL GRANTS                                           POTENTIAL REALIZABLE
-----------------------------------------------------------------------------------------     VALUE AT ASSUMED ANNUAL
                           NUMBER            % OF                                               RATES OF STOCK PRICE
                          OF SHARES     TOTAL OPTIONS                                            APPRECIATION FOR
                         UNDERLYING       GRANTED TO                                              OPTION TERM (1)
                           OPTIONS       EMPLOYEES IN       EXERCISE OR       EXPIRATION
        NAME               GRANTED       FISCAL YEAR        BASE PRICE           DATE              5%        10%
---------------------    ------------   ---------------    --------------    -------------    -----------------------
Leo W. Ladehoff .....      20,000           14.32%            $21.25         08/31/2004       $267,278     $677,339

John H. Shuey .......      15,000           10.74%            $17.75         03/22/2000       $ 73,559     $162,548

                            9,600            6.87%            $21.25         08/31/1998       $ 43,963     $ 94,676

David L. Ewing ......       5,473            3.92%            $21.25         08/31/1998       $ 25,063     $ 53,975

Douglas D. Watts ....       3,647            2.61%            $21.25         08/31/1998       $ 16,701     $ 35,967

Dennis A. Bertram  ..       5,294            3.79%            $21.25         08/31/1998       $ 24,243     $ 52,210
---------------------------------------------------------------------------------------------------------------------

---------------
(1) The dollar amounts in these columns are the hypothetical gains that would exist for the options at the end of their terms, assuming annual compound rates of stock appreciation of 5% and 10%. Such appreciation rates are prescribed by the Securities and Exchange Commission and are not intended to forecast possible appreciation, if any, of the Company's share price.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information, with respect to the Named Executive Officers, concerning their exercise of options during the Company's fiscal year ended August 31, 1995, and the unexercised options held by such executives as of August 31, 1995.

                                  AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                                      AND FISCAL YEAR-END OPTION VALUE TABLE

                                                                        NUMBER OF SHARES             VALUE OF
                                                                           UNDERLYING              UNEXERCISED
                                                                          UNEXERCISED              IN-THE-MONEY
                                                                           OPTIONS AT               OPTIONS AT
                                                                        FISCAL YEAR-END        FISCAL YEAR-END (1)
                                          SHARES
                                         ACQUIRED         VALUE         EXERCISABLE (E)          EXERCISABLE (E)
               NAME                     ON EXERCISE     REALIZED       UNEXERCISABLE (U)        UNEXERCISABLE (U)
------------------------------------    -----------    ----------      -----------------      --------------------
Leo W. Ladehoff....................       29,193         $274,403          90,740 (E)              $469,277 (E)
                                                                           20,000 (U)              $      0 (U)

John H. Shuey......................       23,438         $190,628          20,645 (E)              $ 12,838 (E)
                                                                           24,600 (U)              $ 14,062 (U)

David L. Ewing.....................        7,900         $ 66,203           8,899 (E)              $ 14,149 (E)
                                                                            5,473 (U)              $      0 (U)

Douglas D. Watts...................            0         $      0               0 (E)              $      0 (E)
                                                                            3,647 (U)              $      0 (U)

Dennis A. Bertram..................        5,826         $ 48,930          11,865 (E)              $ 27,059 (E)
                                                                            5,294 (U)              $      0 (U)
---------------------------------------------------------------------------------------------------------------------

---------------
(1) Based upon the excess, where applicable, of the market value of $19.125 per share (the average of the high and low sale price on August 31, 1995) over the applicable exercise prices.

LONG-TERM INCENTIVE PLAN

     The following table sets forth certain information as to awards under the Company's Long-Term Incentive Plan ("LTIP") granted in fiscal 1995.

                                     LONG-TERM INCENTIVE PLAN - AWARDS IN FISCAL 1995

                                                      PERFORMANCE                  ESTIMATED FUTURE PAYOUTS
                                                    OR OTHER PERIOD             UNDER NON-STOCK PRICE-BASED PLANS (2)
                                 PERCENTAGE OF      UNTIL MATURATION
            NAME                   Salary (1)          OR PAYOUT         THRESHOLD          TARGET            MAXIMUM
-----------------------------    ---------------    ----------------    -----------------------------------------------
Leo W. Ladehoff ....                     0%                (2)           $     0           $      0           $      0

John H. Shuey ......                    85%                (2)           $51,000           $204,000           $306,000

David L. Ewing .....                    75%                (2)           $29,062           $116,250           $174,375

Douglas D. Watts....                    50%                (2)           $19,375           $ 77,500           $116,250

Dennis A. Bertram...                    75%                (2)           $28,125           $112,500           $168,750
-----------------------------------------------------------------------------------------------------------------------

--------------
(1) Awards consist of the designation of target percentages of annual salary at the end of the performance period to be paid if the Company achieves certain performance objectives. No payout occurs unless the Company achieves certain threshold performance objectives. Above the threshold, payouts may be greater or less than the target percentage to the extent that the Company's performance exceeds or fails to meet the target objectives specified in the plan. Payouts under the LTIP are based on the Company achieving designated percentages of Return on Equity (ROE).

(2) The performance period includes fiscal years 1995, 1996, and 1997. The estimated future payouts were calculated using salaries at September 1, 1994.

RETIREMENT PLANS

     The Company has a noncontributory, defined benefit pension plan for officers and other salaried employees of the Company and its subsidiaries, which is a qualified plan under applicable provisions of the Internal Revenue Code (the "Pension Plan"). Retirement benefits under the Pension Plan are calculated on the basis of the number of credited years of service the employee has with the Company, as well as the employee's average annual earnings for the three highest consecutive years during the employee's last ten years of employment. The maximum annual retirement benefit that may be paid under the Pension Plan to any participant under the present law is $120,000.

     The Company also has a Nonqualified Supplementary Benefit Plan (the "Supplemental Plan") which provides supplemental retirement benefits for Mr. Ladehoff, Mr. Shuey, Mr. Ewing, Mr. Watts, Mr. Bertram, and other key employees as they obtain eligibility under the criteria established by the board for participation in the Supplemental Plan. The supplemental retirement benefit is provided under terms and conditions similar to those under the Pension Plan and is equal to the excess of (a) the benefit that would have been payable to the employee under the Pension Plan without regard to certain annual retirement income and benefit limitations imposed by federal law, over (b) the benefit payable to the employee under the Pension Plan.

     Earnings for the purpose of calculating retirement benefits include salary and bonuses as shown in the Summary Compensation Table. The credited years of service at October 13, 1995, for executive officers named in the Summary Compensation Table were as follows: Mr. Ladehoff - 16.8; Mr. Shuey - 4.8; Mr. Ewing - 5.5; Mr. Watts - 1.2; and Mr. Bertram - 16.5.

     The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the Pension Plan and Supplemental Plan at selected earnings levels after various years of service. Amounts shown are straight-life annuity amounts.

                                            PENSION PLAN TABLE

   Final Average
  Annual Earnings         15 Years         20 Years          25 Years          30 Years
---------------------------------------------------------------------------------------
 $100,000..........       $ 22,775         $ 30,336          $ 37,988          $ 45,550
 $150,000..........       $ 35,275         $ 46,986          $ 58,838          $ 70,550
 $200,000..........       $ 47,775         $ 63,636          $ 79,688          $ 95,550
 $250,000..........       $ 60,275         $ 80,286          $100,538          $120,550
 $300,000..........       $ 72,775         $ 96,936          $121,388          $145,550
 $350,000..........       $ 85,275         $113,586          $142,238          $170,550
 $400,000..........       $ 97,775         $130,236          $163,088          $195,550
 $450,000..........       $110,275         $146,886          $183,938          $220,550
 $500,000..........       $122,775         $163,536          $204,788          $245,550
 $550,000..........       $135,275         $180,186          $225,638          $270,550
 $600,000..........       $147,775         $196,836          $246,488          $295,550

                        COMPANY'S STOCK PERFORMANCE GRAPH

     The following chart compares the cumulative total return to shareholders on the Company's Common Shares for its last five fiscal years with the cumulative total return of the (a) Standard and Poor's Manufacturing Diversified Industry Index and (b) Standard and Poor's 500 Index (a broad equity market index) for the same periods. The graph depicts the value on August 31, 1995, of a $100 investment made on August 31, 1990, in Company shares and each index, with all dividends reinvested.



                Amcast          S&P 500         S&P Mfg. - Diversified Ind.
                ------          -------         ---------------------------
1991            $158             $127                   $127
1992            $197             $137                   $125
1993            $258             $158                   $158
1994            $301             $166                   $176
1995            $277             $202                   $230


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is certain information about the only person known by the Board of Directors of the Company to be the beneficial owner of more than five percent of the outstanding Common Shares of the Company as of October 13, 1995.

                                                            NUMBER OF COMMON SHARES            PERCENT
                                                                 BENEFICIALLY                    OF
                   NAME AND ADDRESS                        OWNED AS OF 10/13/95 (1)             CLASS
   -------------------------------------------------    --------------------------------    --------------
   Pioneering Management Corporation (2)                           831,900                       9.7%
   60 State Street
   Boston, MA 02114

                 PROPOSED AMENDMENT TO 1989 STOCK INCENTIVE PLAN

     The Company's 1989 Stock Incentive Plan (the "Plan") was approved by shareholders on December 14, 1988, and an amendment to the Plan was approved by shareholders on December 10, 1993. At the meeting, shareholders will vote on a proposed amendment to the Plan which would increase the maximum number of common shares that may be issued under the Plan from 800,000 to 1,200,000. Adoption of the amendment requires the affirmative vote of holders of a majority of the outstanding common shares. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT.

                               GENERAL INFORMATION

     The Plan is administered by the Compensation Committee of the board. The Committee is authorized to grant incentive awards in the form of stock options, stock appreciation rights, performance awards, and restricted stock awards to officers or other key executive and management employees of the Company and its subsidiaries ("Incentive Awards").

     The shares that may be issued under the Plan may be authorized but unissued shares or treasury shares. If there is a stock split, stock dividend, or other relevant change affecting the Company's shares, appropriate adjustments in the maximum number of shares issuable under the Plan and subject to outstanding Incentive Awards may be made by the Committee.

---------------
(1) For purposes of this table, an individual is considered to "beneficially own" any Common Shares (a) over which he has the right to acquire beneficial ownership at any time within 60 days after October 13, 1995, or
     (b) over which he exercises sole or shared voting or investment power.

(2) Pioneering Management Corporation is an investment advisor registered under the Investment Advisors Act of 1940.

                            FORM OF INCENTIVE AWARDS


STOCK OPTIONS. The Committee may grant options qualifying as incentive stock options under the Internal Revenue Code of 1986 and nonqualified stock options. The term of an option may not exceed ten years from the date of grant. The option price per share may not be less than the fair market value of a Company share on the date of grant.

     The option price is payable either in cash, by delivery to the Company of shares of the Company already owned by the optionee, or by a combination of such payment methods. An optionee may use shares received upon the exercise of a portion of an option to pay the exercise price for additional portions of the option. The effect of allowing a participant to pay the exercise price with shares previously acquired upon exercise of a portion of an option could be to allow an optionee to use as little as one already-owned share in satisfaction of the exercise price. The Plan also permits the use of shares issuable upon exercise of an option to pay applicable withholding taxes due upon the exercise of a nonqualified stock option. The Committee may, however, adopt guidelines limiting or restricting the use of shares to pay the option price and withholding taxes.

     The Committee may provide that an option is exercisable at any time during its term, or only with respect to a stated number of shares over staggered periods. An option may only be exercised while the optionee is employed by the Company or a subsidiary of the Company or within three months after cessation of the optionee's employment (six months, if the optionee is an officer of the Company at the time of cessation of employment) if the reason for cessation of employment is other than retirement or death. In the case of retirement, an option may be exercised to the extent it was exercisable on the date the optionee ceased to be employed by the Company for the remaining term of the option if the Committee so determines. In the case of death, the successors-in-interest of the optionee may exercise the option to the extent it was exercisable by the optionee on the date of his death during the one-year period after the optionee's death. In the event of a change of control of the Company (as defined in the Plan) any option, which is not then exercisable, automatically becomes exercisable.

STOCK APPRECIATION RIGHTS. The Committee may grant stock appreciation rights ("SAR's") either singly or in combination with a stock option. SAR's entitle the grantee to receive the same economic value that would be derived from exercise of an option. Payment is made in cash upon exercise of an SAR. If an SAR granted in combination with a stock option is exercised, the right under the related option terminates.

PERFORMANCE AWARDS. The Committee may grant performance awards under which payment is made, in the Committee's discretion, in shares, or a combination of shares and cash if the performance goals established by the Committee are met. The Committee determines the goals, the length of an award period, the maximum payment value of an award, and the minimum performance required before a payment is made. In order to receive payment, the grantee must remain in the employment of the Company until the completion of the award period, except that the Committee may provide complete or partial exceptions to that requirement as it deems equitable.

RESTRICTED SHARE AWARDS. The Committee may also issue shares under a restricted share award. The award provides for a restriction period during which the grantee must remain in the employment of the Company. If the grantee's employment terminates during the period, the grantee must return the shares to the Company. However, the Committee may provide complete or partial exceptions to this requirement as it deems equitable. The grantee may not dispose of the shares prior to the expiration of the restriction period. During this period, the grantee is entitled to vote the shares and, at the discretion of the Committee, receive dividends.

                         FEDERAL INCOME TAX CONSEQUENCES

STOCK OPTIONS. The grant of an incentive stock option or a nonqualified stock option does not result in income for the grantee or in a deduction for the Company.

     The exercise of a nonqualified stock option results in ordinary income for the optionee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding by the Company is required.

     The exercise of an incentive stock option does not result in income to the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise (the "holding periods") and (ii) is an employee of the Company or a subsidiary of the Company from the date of grant until three months before the exercise. If these requirements are met, the optionee's cost basis in the shares is the option price. Any gain upon disposition is taxed to the employee as long-term capital gain. The excess of the market value of a share on the exercise date over the option price of an incentive stock option is an item of tax preference, potentially subject to the alternative minimum tax.

     If the grantee disposes of the shares acquired upon exercise of an incentive stock option prior to the expiration of the holding periods, the grantee recognizes ordinary income and the Company is entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion is taxable as long-term or short-term capital gain.

SAR'S AND PERFORMANCE AWARDS. The grant of an SAR or a performance award does not result in income to the grantee or in a deduction to the Company. Upon the exercise of an SAR or the receipt of shares or cash under a performance award, the grantee recognizes ordinary income and the Company is entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding by the Company is required.

RESTRICTED SHARE AWARDS. The grant of a restricted share award does not result in income for the grantee or in a deduction for the Company for federal income tax purposes assuming the shares transferred are subject to restrictions resulting in a "substantial risk of forfeiture" as intended by the Company. Dividends paid to the grantee while the shares remained subject to restriction are treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee receives ordinary income, and the Company is entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding by the Company is required.

OTHER INFORMATION. The Plan expires on December 13, 1998. The Plan may be terminated at any time prior thereto by the Board of Directors, but termination of the Plan may not adversely affect outstanding Incentive Awards. The board may amend the Plan as it deems advisable but, unless the shareholders approve, no amendment may increase the maximum number of shares subject to the Plan, materially modify the requirements for participation in the Plan, or materially increase the benefits accruing to grantees. Employees who will participate in the Plan in the future and the amounts of their allotments are to be determined by the Committee subject to the restrictions outlined above. The Company estimates that approximately 70 persons are currently eligible for the grant of Incentive Awards under the Plan. At the close of business on October 13, 1995, the last sale price of the Company's common shares as reported on the New York Stock Exchange was $18.50 per share.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP served as the Company's independent auditors for the year ended August 31, 1995. Subject to ratification by shareholders, the Board of Directors of the Company, upon recommendation of its Audit Committee, has appointed Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 1996, and recommends a vote "FOR" the proposal to ratify such appointment.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

                                  OTHER MATTERS

     The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the meeting. However, if any other matters are properly brought before the meeting, it is intended that the holders of proxies in the enclosed form will vote thereon in their discretion.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxy solicitations may be made by directors, officers and employees of the Company, personally or by telephone and telegram, without receiving additional compensation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses.

                              SHAREHOLDER PROPOSALS

     A proposal by a shareholder intended for inclusion in the Company's proxy statement and form of proxy for the 1996 Annual Meeting of Shareholders must, in accordance with applicable regulations of the Securities and Exchange Commission, be received by the Company at Washington Park I, 7887 Washington Village Drive, Dayton, Ohio 45459, Attention: Secretary, on or before July 10, 1996, in order to be eligible for such inclusion. The 1996 Annual Meeting of Shareholders is presently scheduled for December 11, 1996.

                                            By Order of the Board of Directors



                                            Denis G. Daly, Secretary

/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

     When properly executed, this proxy will be voted in the manner by the undersigned shareholder. If no direction is specified, this proxy will be voted for Proposals 1, 2 and 3.
------------------------------------------------------------
Directors recommend a vote FOR all Nominees.
------------------------------------------------------------
                          FOR           WITHHELD
1. Election of All        / /             / /
   Directors.             / /             / /
   (See reverse)          / /             / /

For all except the following nominee(s):

___________________________________________________
------------------------------------------------------------
Directors recommend a vote FOR Items 2 and 3.
------------------------------------------------------------
                               FOR       AGAINST     ABSTAIN
2. Adoption of proposed        / /         / /         / /
   amendment to the            / /         / /         / /
   Company's 1989 Stock        / /         / /         / /
   Incentive Plan.

3. Ratification of the         / /         / /         / /
   appointment of Ernst &      / /         / /         / /
   Young LLP as                / /         / /         / /
   independent auditors.
------------------------------------------------------------

------------------------------------------------------------

4. In their discretion, upon such other business as may properly come before the meeting or at any adjournment, thereof.

------------------------------------------------------------

                               Shareholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians, and others signing in a representative capacity should indicate the capacity in which they sign. Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto, and the Annual Report to Shareholders for the fiscal year ended August 31, 1996.

                               -------------------------------------------------


                               -------------------------------------------------
                                 SIGNATURE(S)                        DATE


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                  PLEASE VOTE, SIGN AND RETURN THE ABOVE PROXY


                                     AMCAST

                         AMCAST INDUSTRIAL CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS


DATE:   December 13, 1995

TIME:   10:00 a.m.

PLACE:  Amcast Industrial Corporation
        7887 Washington Village Drive
        Dayton, Ohio 45459

                                     PROXY
                         AMCAST INDUSTRIAL CORPORATION
P          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS DECEMBER 13, 1995
R
O         SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
X
Y The undersigned holder(s) of common shares of AMCAST INDUSTRIAL CORPORATION, an Ohio corporation (the "Company") hereby appoints John H. Shuey and Leo W. Ladehoff, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the common shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, December 13, 1995, at 10 a.m., and at any adjournment thereof, as follows:

     1. Election of Directors. Nominees for directors are: Walter E. Blankley, William G. Roth, and John H. Shuey.

     2. Adoption of proposed amendment to the Company's 1989 Stock Incentive Plan increasing the maximum number of shares for which awards may be granted from 800,000 to 1,200,000.

     3. Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 1996.

     4. In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

                         (PLEASE SIGN ON REVERSE SIDE)
_______________________________________________________________________________

                  PLEASE VOTE, SIGN AND RETURN THE ABOVE PROXY


IMPORTANT NOTICE FROM AMCAST INDUSTRIAL CORPORATON

Change of Stock Transfer Agent

Effective October 10, 1995, First Chicago Trust Company of New York will be the sole transfer agent, registrar, and dividend disbursing agent for the common stock of Amcast Industrial Corporation and serve as the administrator and custodian for the Amcast Dividend Reinvestment Plan. Correspondence concerning your account, dividend payments, or address changes should be addressed to:

                       FIRST CHICAGO TRUST COMPANY OF NEW YORK
                       P.O. Box 2500
                       Jersey City, NJ 07303-2500

Telephone inquiries:  1-800-446-2617
                      after November 30: 1-800-317-4445
                      e-mail: fctc @ delph .com

Any outstanding Amcast dividend checks dated October 10, 1995, or earlier should be cashed prior to April 10, 1996. After this date, stop payments will be placed on any checks issued from Bank One, Indianapolis, NA, Amcast's former Transfer Agent.

Any outstanding checks you may have in your possession after April 10, 1996, should be forwarded to First Chicago Trust Company of New York for cancellation and replacement.